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                                                                    Exhibit 11.3

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                             TWELVE MONTHS ENDED DECEMBER 31, 2000
                                                           -----------------------------------------
                                                             NUMBER         PERCENT       EQUIVALENT
                                                           OF SHARES      OUTSTANDING       SHARES
                                                           ---------      -----------       ------
COMMON STOCK
   From Founders' Stock                                     2,300,000       100.00%        2,300,000
   Stock Options Exercised                                  2,508,997        92.74%        2,326,910
   Preferred Stock Converted to Common Stock               15,310,943       100.00%       15,310,943
   1994 Common Stock Offerings                             11,242,857       100.00%       11,242,857
   1995 Common Stock Offerings                              4,323,874       100.00%        4,323,874
   1996 Common Stock Offering                               6,000,000       100.00%        6,000,000
   1999 Treasury Stock Transaction                             (6,588)      100.00%           (6,588)
   March 2000 Debt Swap                                     3,789,715        81.15%        3,075,261
   Canadian Transaction                                       714,286        91.53%          653,786
   Employee Stock Purchase Plan Shares Issued                 190,651        81.20%          154,817
   Warrants Exercised                                         134,737        98.18%          132,281
                                                        -------------                  -------------
                                                           46,509,472                     45,514,141

WEIGHTED AVERAGE SHARES OUTSTANDING                                                       45,514,141

NET LOSS                                                                               ($117,800,737)

NET LOSS PER SHARE                                                                            ($2.59)
                                                                                       =============
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